                                                                   EX-99.B(6)(d)

                          MANAGED MUNICIPAL FUND, INC.
                        ISI MANAGED MUNICIPAL FUND SHARES

                             DISTRIBUTION AGREEMENT


                  AGREEMENT made as of the 1st day of April, 1997, by and between MANAGED MUNICIPAL FUND, INC., a Maryland corporation (the "Fund"), and INTERNATIONAL STRATEGY & INVESTMENT GROUP INC., a Delaware corporation ("ISI").


                               W I T N E S S E T H


                  WHEREAS, the Fund is registered as an open-end, diversified, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

                  WHEREAS, the Fund wishes to appoint ISI as the exclusive distributor of the class of shares of the Fund known as the ISI Managed Municipal Fund Shares (the "Shares") and ISI wishes to become the distributor of the Shares; and

                  WHEREAS, the compensation to ISI hereunder and the payments contemplated by paragraph 9 constitute the financing of activities intended to result in the sale of Shares, and this Agreement is entered into pursuant to a "written plan" pursuant to Rule 12b-1 under the 1940 Act (the "Plan") allowing the Fund to make such payments.

                  NOW, THEREFORE, in consideration of the premises herein and of other good and valuable consideration the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

                  1. Appointment. The Fund appoints ISI as the exclusive distributor of the Shares for the period and on the terms set forth in this Agreement. ISI accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

                  2. Delivery of Documents. The Fund has furnished ISI with copies, properly certified or authenticated, of each of the following:

                      (a) The Fund's Articles of Incorporation, filed with the Secretary of State of Maryland on January 5, 1990 and all amendments thereto (the "Articles of Incorporation");

                           (b) The Fund's By-Laws and all amendments thereto (such By-Laws, as presently in effect and as they shall from time to time be amended, are herein called the "By-Laws");

                           (c) Resolutions of the Fund's Board of Directors authorizing the appointment of ISI as the Fund's Distributor of the Shares and approving this Agreement;

                           (d) The Fund's Notification of Registration filed pursuant to Section 8(a) of the 1940 Act on Form N-8A under the 1940 Act, as filed with the Securities and Exchange Commission (the "SEC") on January 8, 1990;

                           (e) The Fund's Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the "1933 Act") (File No. 33-32819) and under the 1940 Act as filed with the SEC on January 8, 1990 relating to the Fund and all amendments thereto; and

                           (f) The Fund's most recent prospectus for the Shares (such prospectus and all amendments and supplements thereto are herein called "Prospectus").

                  The Fund will furnish ISI from time to time with copies, properly certified or authenticated, of all amendments or supplements to the foregoing, if any, and all documents, notices and reports filed with the SEC.

                  3. Duties as Distributor. ISI agrees that all solicitations for subscriptions for Shares shall be made in accordance with the Fund's Articles of Incorporation and By-Laws, and its then current Registration Statement, Prospectus and Statement of Additional Information, and shall not at any time or in any manner violate any provisions of the laws of the United States or of any state or other jurisdiction in which solicitations are then being made. In carrying out its obligations hereunder, ISI shall undertake the following actions and responsibilities:

                           (a) receive orders for the purchase of Shares, accept
or reject such orders on behalf of the Fund in accordance with the currently effective Prospectus for the Shares and the Fund's Statement of Additional Information and transmit such orders as are so accepted to the Fund's transfer agent as promptly as possible;

                           (b) receive requests for redemption from holders of
Shares and transmit such redemption requests to the Fund's transfer agent as promptly as possible;

                           (c) respond to inquiries from the Fund's shareholders
concerning the status of their accounts with the Fund;

                           (d) provide to the Fund's Treasurer, at least
quarterly, a written report of the amounts expended in connection with all distribution services rendered pursuant to this Agreement, including an explanation of the purposes for which such expenditures were made; and

                           (e) take, on behalf of the Fund, all actions deemed
necessary to carry into effect the
distribution of the Shares and perform such other administrative duties with respect to the Shares as the Fund's Board of Directors may require.

                  4. Distribution of Shares. ISI shall be the exclusive distributor of the Shares. It is mutually understood and agreed that ISI does not undertake to sell all or any specific portion of the Shares. The Fund shall not sell any of the Shares except through ISI and securities dealers who have valid Agency Distribution Agreements with ISI. Notwithstanding the provisions of the foregoing sentence the Fund may issue its Shares at their net asset value to any shareholder of the Fund purchasing such Shares with dividends or other cash distributions received from the Fund pursuant to an offer made to all shareholders.

                  5. Control by Board of Directors. Any distribution activities undertaken by ISI pursuant to this Agreement, as well as any other activities undertaken by ISI on behalf of the Fund pursuant hereto, shall at all times be subject to any directives of the Board of Directors of the Fund. The Board of Directors may agree, on behalf of the Fund, to amendments to this Agreement, provided that the Fund must obtain prior approval of the shareholders of the Fund to any amendment which would result in a material increase in the amount expended by the Fund.

                  6. Compliance with Applicable Requirements. In carrying out its obligations under this Agreement, ISI shall at all times conform to:

                           (a) all applicable provisions of the 1940 Act and any
rules and regulations adopted thereunder as amended;

                           (b) the provisions of the Registration Statement of
the Fund under the 1933 Act and the 1940 Act and any amendments and supplements thereto;

                           (c) the provisions of the Articles of Incorporation
of the Fund;

                           (d) the provisions of the By-Laws of the Fund;

                           (e) the rules and regulations of the National
Association of Securities Dealers, Inc. ("NASD") and all other self-regulatory organizations applicable to the sale of investment company shares; and

                           (f) any other applicable provisions of federal and
state law.

                  7. Expenses. The expenses connected with the Fund shall be allocable between the Fund and ISI as follows:

                           (a) ISI shall furnish, at its expense and without
cost to the Fund, the services of personnel to the extent that such services are required to carry out their obligations under this Agreement;

                           (b) ISI shall bear the expenses of any promotional or
sales literature used by ISI or
furnished by ISI to purchasers or dealers in connection with the public offering of the Shares, the expenses of advertising in connection with such public offering and all legal expenses in connection with the foregoing; and

                           (c) the Fund assumes and shall pay or cause to be
paid all other expenses of the Fund, including, without limitation: the fees of the Fund's investment advisor and administrator; the charges and expenses of any registrar, any custodian or depositary appointed by the Fund for the safekeeping of its cash, portfolio securities and other property, and any stock transfer, dividend or accounting agent or agents appointed by the Fund; brokers' commissions chargeable to the Fund in connection with portfolio securities transactions to which the Fund is a party; all taxes, including securities issuance and transfer taxes, and corporate fees payable by the Fund to federal, state or other governmental agencies; the cost and expense of engraving or printing of stock certificates representing Shares; all costs and expenses in connection with maintenance of registration of the Fund and the Shares with the SEC and various states and other jurisdictions (including filing fees and legal fees and disbursements of counsel) except as provided in subparagraph (a) above; the expenses of printing, including typesetting, and distributing prospectuses of the Fund and supplements thereto to the Fund's shareholders; all expenses of shareholders' and directors' meetings and of preparing, printing and mailing of proxy statements and reports to shareholders; fees and travel expenses of directors who are not "interested persons" of the Fund (as defined in the 1940
Act) or members of any advisory board or committee; all expenses incident to the payment of any dividend, distribution, withdrawal or redemption, whether in Shares or in cash; charges and expenses of any outside service used for pricing of the Fund's Shares; charges and expenses of legal counsel, including counsel to the directors who are not "interested persons" of the Fund (as defined in the 1940 Act), and of independent accountants, in connection with any matter relating to the Fund; a portion of membership dues of industry associations; interest payable on Fund borrowings; postage; insurance premiums on property or personnel (including officers and directors) of the Fund which inure to its benefit; extraordinary expenses (including, but not limited to, legal claims and liabilities and litigation costs and any indemnification related thereto); and all other charges and costs of the Fund's operation unless otherwise explicitly provided herein.

                  8. Delegation of Responsibilities. ISI may, but shall be under no duty to, perform services on behalf of the Fund which are not required by this Agreement upon the request of the Fund's Board of Directors. Such services will be performed on behalf of the Fund and ISI's charges in rendering such services may be billed monthly to the Fund, subject to examination by the Fund's independent accountants. Payment or assumption by ISI of any Fund expense that ISI is not required to pay or assume under this Agreement shall not relieve ISI of any of its obligations to the Fund or obligate ISI to pay or assume any similar Fund expense on any subsequent occasions.

                  9. Compensation. For the services to be rendered and the expenses assumed by ISI, the Fund shall pay to ISI, compensation at the annual rate of .25% of the average daily net assets invested in the Shares of the Fund. Except as hereinafter set forth, continuing compensation under this Agreement shall be calculated and accrued daily and the amounts of the daily accruals shall be paid monthly. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month compensation for the part of the month during which this Agreement is in effect shall be prorated in a manner consistent with the calculations of the fees as set forth above.

                  10. Compensation for Servicing Shareholder Accounts. The Fund acknowledges that ISI may compensate its investment representatives for opening accounts, processing investor letters of transmittal and applications and withdrawal and redemption orders, responding to inquiries from Fund shareholders concerning the status of their accounts and the operations of the Fund, and communicating with the Fund and its transfer agent on behalf of the Fund shareholders.

                  11. Agency Distribution Agreements. ISI may enter into agency distribution agreements (the "Agency Distribution Agreements") with any securities dealer who is registered under the Securities Exchange Act of 1934 and a member in good standing of the NASD, who may wish to act as a transmitting broker in connection with the proposed offering. All Agency Distribution Agreements shall be in substantially the form of the agreement attached hereto as Exhibit "A". For processing Fund shareholders' redemption orders, responding to inquiries from Fund shareholders concerning the status of their accounts and the operations of the Fund and communicating with the Fund, its transfer agent and ISI, ISI may pay each such transmitting broker an amount not to exceed that portion of the compensation paid to ISI hereunder that is attributable to accounts of Fund shareholders who are customers of such transmitting broker.

                  12. Non-Exclusivity. The services of ISI to the Fund are not to be deemed exclusive and ISI shall be free to render distribution or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that directors, officers or employees of ISI may serve as directors or officers of the Fund, and that directors or officers of the Fund may serve as directors, officers and employees of ISI to the extent permitted by law; and that directors, officers and employees of ISI are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, directors or officers of any other firm or corporation, including other investment companies.

                  13. Term and Approval. This Agreement shall become effective at the close of business on the date hereof and shall remain in force and effect for an initial term of two years and from year to year thereafter, provided that such continuance is specifically approved at least annually:

                           (a) (i) by the Fund's Board of Directors or (ii) by
the vote of a majority of the outstanding voting securities (as defined in the 1940 Act), and

                           (b) by the affirmative vote of a majority of the
directors who are not "interested persons" of the Fund (as defined in the 1940
Act) and do not have a financial interest in the operation of this Agreement, by votes cast in person at a meeting specifically called for such purpose.

                  14. Termination. This Agreement may be terminated at any time, on sixty (60) days' written notice to the other party without the payment of any penalty, (i) by vote of the Fund's Board of Directors, (ii) by vote of a majority of the directors who are not "interested persons" of the Fund (as defined in the 1940 Act) and who do not have a financial interest in the operation of this Agreement, (iii) by vote of a majority of the Fund's outstanding voting securities (as defined in the 1940 Act) or (iv) by ISI. The notice provided for herein may be waived by each party. This Agreement shall automatically terminate in the event of its assignment as defined in the 1940 Act.

                  15. Liability. In the performance of its duties hereunder, ISI shall be obligated to exercise care and diligence and to act in good faith and to use its best efforts within reasonable limits in performing all services provided for under this Agreement, but shall not be liable for any act or omission which does not constitute willful misfeasance, bad faith or gross negligence on the part of ISI or reckless disregard by ISI of its duties under this Agreement.

                  16. Notices. Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other parties, it is agreed that for this purpose the address of the Fund and ISI shall be 717 Fifth Avenue, New York, New York 10022.

                  17. Questions of Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Otherwise the provisions of this Agreement shall be interpreted in accordance with the laws of Maryland.


                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers as of the day and year first above written.


[SEAL]                                             MANAGED MUNICIPAL FUND, INC.


Attest:  /s/ Scott J. Liotta                       By  /s/ R. Alan Medaugh

Name:  Scott J. Liotta                             Name:  R. Alan Medaugh

                                                   Title: President



[SEAL]                                             INTERNATIONAL STRATEGY &
                                                   INVESTMENT GROUP INC.


Attest:   /s/ Nancy Lazar                          By  /s/ Edward S. Hyman

Name:  Nancy Lazar                                 Name:  Edward S. Hyman

                                                   Title:    Chairman

                                    Exhibit A


                               ISI FAMILY OF FUNDS
                                717 Fifth Avenue
                            New York, New York 10022


                          AGENCY DISTRIBUTION AGREEMENT


                         _______________________, 19___



Gentlemen:

                  International Strategy & Investment Group Inc. ("ISI"), a Delaware corporation, serves as distributor (the "Distributor") of the ISI Family of Mutual Funds (collectively, the "Funds", individually a "Fund"). The Funds are open-end investment companies registered under the "Investment Company Act of 1940, as amended (the "Investment Company Act"). The Funds offer their shares ("Shares") to the public in accordance with the terms and conditions contained in the Prospectus of each Fund. The term "Prospectus" used herein refers to the prospectus on file with the Securities and Exchange Commission which is part of the registration statement of each Fund under the Securities Act of 1933 (the "Securities Act"). In connection with the foregoing you may serve as a participating dealer (and, therefore, accept orders for the purchase or redemption of Shares, respond to shareholder inquiries and perform other related functions) on the following terms and conditions:

                  1. Transmitting Broker. You are hereby designated as a Broker and as such are authorized (i) to accept orders for the purchase of Shares and to transmit to the Funds such orders and payment made therefore, (ii) to accept orders for the redemption of Shares and to transmit to the Funds such orders and all additional material, including any certificates for Shares, as may be required to complete the redemption and (iii) to assist shareholders with the foregoing and other matters relating to their investments in each Fund, in each case subject to the terms and conditions set forth in the Prospectus of each Fund. You are to review each Share purchase or redemption order submitted through you or with your assistance for completeness and accuracy. You further agree to undertake from time to time certain shareholder servicing activities for customers of yours who have purchased Shares and who use your facilities to communicate with the Funds or to effect redemptions or additional purchases of Shares.

                  2. Limitation of Authority. No person is authorized to make any representations concerning the Funds or the Shares except those contained in the Prospectus of each Fund and in such printed information as the Distributor may subsequently prepare. No person is authorized to distribute any sales material relating to any Fund without the prior written approval of the Distributor.

                  3. Compensation. As compensation for such services, you will look solely to the Distributor, and you acknowledge that the Funds shall have no direct responsibility for any compensation. In addition to any sales charge payable to you by your customer pursuant to a Prospectus, the Distributor will pay you no less often than annually a shareholder processing and service fee (as we may determine from time to time in writing) computed as a percentage of the average daily net assets maintained with each Fund during the preceding period by shareholders who purchase their shares through you or with your assistance, provided that said assets are at least $250,000 for each Fund for which you are to be compensated, and provided that in all cases your name is transmitted with each shareholder's purchase order.

                  4. Prospectus and Reports. You agree to comply with the provisions contained in the Securities Act governing the distribution of prospectuses to persons to whom you offer Shares. You further agree to deliver, upon our request, copies of any amended Prospectus of the relevant Fund to purchasers whose Shares you are holding as record owner and to deliver to such persons copies of the annual and interim reports and proxy solicitation materials of the Funds. We agree to furnish to you as many copies of each Prospectus, annual and interim reports and proxy solicitation materials as you may reasonably request.

                  5. Qualification to Act. You represent that you are a member in good standing of the National Association of Securities Dealers, Inc. (the "NASD"). Your expulsion or suspension from the NASD will automatically terminate this Agreement on the effective date of such expulsion or suspension. You agree that you will not offer Shares to persons in any jurisdiction in which you may not lawfully make such offer due to the fact that you have not registered under, or are not exempt from, the applicable registration or licensing requirements of such jurisdiction. You agree that in performing the services under this Agreement, you at all times will comply with the Rules of Fair Practice of the NASD including, without limitation, the provisions of Section 26 of such Rules. You agree that you will not combine customer orders to reach breakpoints in commissions for any purposes whatsoever unless authorized by the then current Prospectus in respect of Shares of a particular class or by us in writing. You also agree that you will place orders immediately upon their receipt and will not withhold any order so as to profit therefrom. In determining the amount payable to you hereunder, we reserve the right to exclude any sales which we reasonably determine are not made in accordance with the terms of the Prospectus and provisions of the Agreement.

                  6. Blue Sky. The Funds have registered an indefinite number of Shares under the Securities Act. The Funds intend to comply with applicable state laws. We will notify you of the states or other jurisdictions in which the Shares may be sold. You agree that you will offer Shares to your customers only in those states where there has been compliance with state laws applicable to the sale of such Shares. We assume no responsibility or obligation as to your right to sell Shares in any jurisdiction. We will file with the Department of State in New York a State Notice and a Further State Notice with respect to the Shares, if necessary.

                  7. Authority of Fund. Each of the Funds shall have full authority to take such action as it deems advisable in respect of all matters pertaining to the offering of its Shares, including the right not to accept any order for the purchase of Shares.

                  8. Record Keeping. You will (i) maintain all records required by law to be kept by you relating to transactions in Shares and, upon request by any Fund, promptly make such of these records available to the Fund as the Fund may reasonably request in connection with its operations and (ii) promptly notify the Fund if you experience any difficulty in maintaining the records described in the foregoing clauses in an accurate and complete manner.

                  9. Liability. The Distributor shall be under no liability to you except for lack of good faith and for obligations expressly assumed by them hereunder. In carrying out your obligations, you agree to act in good faith and without negligence. Nothing contained in this Agreement is intended to operate as a waiver by the Distributor or you of compliance with any provision of the Investment Company Act, the Securities Act, the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

                  10. Termination. This Agreement may be terminated by either party, without penalty, upon ten days' notice to the other party and shall automatically terminate in the event of its assignment (as defined in the Investment Company Act). This Agreement may also be terminated at any time for any particular Fund without penalty by the vote of a majority of the members of the Board of Directors or Trustees of such Fund who are not "interested persons" (as defined in the Investment Company Act) and who have no direct or indirect financial interest in the operation of the Distribution Agreement between such Fund and the Distributor or by the vote of a majority of the outstanding voting securities of the Fund.

                  11. Communications. All communications to us should be sent to the above address. Any notice to you shall be duly given if mailed or telegraphed to you at the address specified by you below.

                  If the foregoing is in accordance with your understanding of our agreement, please sign and return to us one copy of this agreement.


                                            INTERNATIONAL STRATEGY & INVESTMENT
                                            GROUP INC.




                                            (Authorized Signature)


Confirmed and accepted:


Firm Name:

By:________________________________

Address:

Date:______________________________

                        ISI MANAGED MUNICIPAL FUND SHARES
                    (a class of Managed Municipal Fund, Inc.)
                                717 Fifth Avenue
                            New York, New York 10022


                                     FORM OF
                         SHAREHOLDER SERVICING AGREEMENT


Gentlemen:

                  We wish to enter into this Shareholder Servicing Agreement with you concerning the provision of support services to your clients and customers ("Customers") who may from time to time beneficially own shares of our shares of common stock ("Shares").

                  The terms and conditions of this Servicing Agreement are as follows:

                  Section 1. (a) You agree to provide the following services to Customers who may from time to time beneficially own Shares: (i) aggregating and processing purchase and redemption requests for Shares from Customers and placing net purchase and redemption orders with our distributor; (ii) processing dividend payments from us on behalf of Customers; (iii) providing information periodically to Customers showing their positions in Shares; (iv) arranging for bank wires; (v) responding to Customer inquiries relating to the services performed by you; (vi) providing subaccounting with respect to Shares beneficially owned by Customers; (vii) as required by law, forwarding shareholder communications from us (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Customers; and (viii) providing such other similar services as we may reasonably request to the extent you are permitted to do so under applicable statutes, rules or regulations. You will provide to Customers a schedule of any fees that you may charge directly to them for such services. Shares purchased by you on behalf of Customers will be registered with our transfer agent in your name or in the name of your nominee. The Customer will be the beneficial owner of Shares purchased and held by you in accordance with the Customer's instructions ("Customers' Shares") and the Customer may exercise all rights of a shareholder of the Fund.

                           (b) You agree that you will (i) maintain all records
required by law relating to transactions in Shares and, upon our request, promptly make such of these records available to us as we may reasonably request in connection with our operations, and (ii) promptly notify us if you experience any difficulty in maintaining the records described in the foregoing clauses in an accurate and complete manner.

                  Section 2. You will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the aforementioned services to Customers.

                  Section 3. Neither you nor any of your officers, employees, agents or assigns are authorized to make any representations concerning us or Shares except those contained in our then current prospectus for such Shares, copies of which will be supplied by us to you, or in such supplemental literature or advertising as may be authorized by us in writing.

                  Section 4. For all purposes of this Agreement you will be deemed to be an independent contractor, and will have no authority to act as agent for us in any matter or in any respect. You may, upon prior written notice to us, delegate your responsibilities hereunder to another person or persons; provided, however, that notwithstanding any such delegation, you will remain responsible for the performance of all of your responsibilities under this Agreement. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees, agents or assigns regarding your responsibilities hereunder or the purchase, redemption, transfer or registration of Shares by or on behalf of Customers. You and your employees will, upon request, be available during normal business hours to consult with us or our designees concerning the performance of your responsibilities under this Agreement.

                  Section 5. In consideration of the services and facilities provided by you hereunder, we will cause our distributor pay to you, and you will accept as full payment therefor, a fee at the annual rate of ___ of 1% of the average daily net asset value of the Customers' Shares held of record by you from time to time, which fee will be computed daily and payable ______. For purposes of determining the fees payable under this Section 5, the average daily net asset value of the Customers' Shares will be computed in the manner specified in our registration statement (as the same is in effect from time to time) in connection with the computation of the net asset value of Shares for purposes of purchases and redemptions. The fee rate stated above may be prospectively increased or decreased by us or by our distributor, at any time upon notice to you. Further, we may, in our discretion and without notice, suspend or withdraw the sale of Shares, including the sale of such shares to you for the account of any Customer or Customers.

                  Section 6. You will furnish us or our designees with such information relating to your performance under this Agreement as we or they may reasonably request (including, without limitation, periodic certifications confirming the provision to Customers of the services described herein), and shall otherwise cooperate with us and our designees (including, without limitation, any auditors designated by us), in connection with the preparation of reports to our Board of Directors concerning this Agreement and the monies paid or payable by us pursuant hereto, as well as any other reports or filings that may be required by law.

                  Section 7. We may enter into other similar services agreements with any other person or persons without your consent.

                  Section 8. This Agreement will become effective on the date a fully executed copy of this Agreement is received by us or our distributor, and is terminable, without penalty, at any time by us or by you upon ten days' notice to the other party hereto and shall automatically terminate in the event of its assignment, as that term is defined in the Investment Company Act of 1940, as amended.

                  Section 9. This Agreement will be construed in accordance with the laws of the State of Maryland.

                  Section 10. All notices and other communications to either you or us will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device, if to us at the address below, and if to you, at the address specified by you after your signature below:

                           Managed Municipal Fund, Inc.
                           717 Fifth Avenue
                           New York, New York  10022
                           Attention:  R. Alan Medaugh

                  If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to us, at the address set forth in Section 10 above.

                                                Very truly yours,

                                                MANAGED MUNICIPAL FUND, INC.




Date:                                         By:
                                                    Authorized Officer


                                                    Accepted and Agreed to:







Date:                                         By:
                                                    Authorized Officer

                                                    Address:___________________